EXHIBIT 12.1

MID-AMERICA APARTMENT COMMUNITIES, INC.

Statement of Computation of Consolidated Ratio of Earnings to Combined Fixed Charges and Preferred Dividends

(in thousands, except ratios)

	Three Months Ended March 31, 2006
			Twelve Months Ended December 31,
			2005		2004		2003		2002		2001
Income from continuing operations	$5,126		$20,125		$19,244		$18,782		$16,083		$28,689
Minority interest in operating partnership income	413		1,571		2,264		1,360		388		2,417
Equity in loss of real estate joint ventures	84		(65)		287		949		532		296
Fixed charges:
Interest expense	15,803		58,751		50,858		44,991		48,381		51,487
Estimate of interest within rental expense	—		—		—		—		—		158
Deferred financing costs	485		2,011		1,753		2,050		2,700		2,339
Interest capitalized	—		—		—		—		—		1,382
Distributed income of equity investees	77		14,903		6,427		445		275		289

	21,988		97,296		80,833		68,577		68,359		87,057
Interest capitalized	—		—		—		—		—		(1,382)
Minority interest in pre-tax income of subsidiaries that have not incurred fixed charges	—		—		—		—		—		—

Earnings	$21,988		$97,296		$80,833		$68,577		$68,359		$85,675
Fixed charges:
Interest expense	$15,803		$58,751		$50,858		$44,991		$48,381		$51,487
Estimate of interest within rental expense	—		—		—		—		—		158
Deferred financing costs	485		2,011		1,753		2,050		2,700		2,339
Interest capitalized	—		—		—		—		—		1,382

Fixed charges	$16,288		$60,762		$52,611		$47,041		$51,081		$55,366
Ratio of earnings to fixed charges	1.3x		1.6x		1.5x		1.5x		1.3x		1.5x
Fixed charges:
Interest expense	$15,803		$58,751		$50,858		$44,991		$48,381		$51,487
Estimate of interest within rental expense	—		—		—		—		—		158
Deferred financing costs	485		2,011		1,753		2,050		2,700		2,339
Interest capitalized	—		—		—		—		—		1,382
Preferred stock dividends	3,490		14,329		14,825		15,419		16,029		16,113

Combined fixed charges and preferred stock dividends	$19,778		$75,091		$67,436		$62,460		$67,110		$71,479
Ratio of earnings to combined fixed charges and preferred stock dividends	1.1	x	1.3	x	1.2	x	1.1	x	1.0	x	1.2	x